Exhibit 10.1

                               Ford Motor Company


                                                        The American Road
                                                        P.O. Box 1899
                                                        Dearborn, Michigan 48121


                                                        April 15, 2002

Mr. Wolfgang Reitzle
4 Cheyne House
18 Chelsea Embankment
London 3SW 4LA


This will set forth the terms and conditions of the agreement (the "Agreement") between you and the Company under which the Company will secure your personal services as a consultant.

1. For the period May 1, 2002 through April 30, 2004, you will be available to the Company at mutually convenient times and places for consultation with the Company.

2. As a condition of the Company's obligations under this Agreement, during the term of this Agreement, you will not, without written permission of the Company, on behalf of yourself or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity competitive with the business of Ford Motor Company, its subsidiaries or affiliates, (the "Company") worldwide. You specifically acknowledge that the Company conducts a worldwide business and that the worldwide restriction is reasonable. You also agree during the term of this Agreement that you will not engage in any conduct that is inimical to the best interests of the Company. In the event you breach this restrictive covenant, the Company shall be entitled to the remedies outlined in paragraph 3 below with respect to breach of Confidential Information.

3. You agree to keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Chief Executive Officer of the Company, furnish, make available or disclose to any third party or use for your benefit or the benefit of any third party, any Confidential Information, as hereafter defined. As used in this Agreement, Confidential Information means any information relating to the business or affairs of the Company, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, product or service programs, product designs, cycle plans, strategies and information, databases and information systems, analyses, profit margins, comparative or futuring studies or other proprietary information used by the Company, whether or not generated by the Company or purchased by the Company through business consultants. Confidential Information shall not include any information in the public domain or information that becomes known in the industry through no wrongful act on

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                                      -2-

     your part. You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. You acknowledge and agree that your promise to keep confidential the Confidential Information is reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if you break your promise and that the Company may not have an adequate remedy at law if you break or threaten to break your promise. Accordingly, you agree that in such event, the Company will be entitled to immediate temporary injunctive and other equitable relief in a court of competent jurisdiction, without the necessity of showing actual monetary damages, subject to a hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep your promise, including the recovery of any damage which it is able to prove. In addition, as a penalty and not in lieu of other damages the Company may be able to prove, you agree to pay the Company liquidated damages in an amount equal to the value of compensation received under the Agreement if you break your promise and divulge Confidential Information or break your promises under paragraphs 2, 13 and 14.

4. You acknowledge that all written materials or documents containing Confidential Information prepared by you or coming into your possession because of your employment with the Company are and shall remain the property of the Company. You agree to return to the Company all such items in your possession, together with all copies of such items, no later than your last day worked, except those items to be declared by you to the Company as required to provide consulting services to the Company under this Agreement.

5. You agree that any information received by you during the execution of your responsibilities for the Company in accordance with this Agreement, which concerns the personal, financial or other affairs of the Company, will be treated as Confidential Information in accordance with paragraph 3 above, and will not be revealed to any other persons, firms or organizations.

6. Each party to this Agreement acknowledges that the business reputation of the other is a valuable asset of such other party. Each party agrees that it shall take no action which can be deemed to be inimical to the best interests of the other party, including but not limited to: publishing material that disparages the other party, participating in interviews disparaging the other party or taking action in any other manner or way disparaging the other party. In the event that a party takes an action that is deemed to be inimical to the best interests of the other party, the party committing the breach shall pay liquidated damages to the other party in an amount equal to the value of compensation received/paid under this Agreement, and if the breaching party is you this Agreement will be terminated by the Company.

7. Pending approval of the Compensation Committee, as consideration for this Agreement and for your active support to retain key leaders including
     J. Mays and Gerhardt Schmidt, the Company will, during the term of this Agreement, pay you (euro)1,000,000 per year. The first payment of
     (euro)500,000 for the first six months of the Agreement will be made in April 2002. Subsequently you will be paid every three months, in arrears. You may not delegate all or any portion of an assignment to anyone

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                                      -3-

     else without first obtaining written consent from the Company. In addition, pending approval of the Compensation Committee:

     o You will be allowed to keep your Restricted Stock granted upon your hire into the Company. Restrictions will continue, consistent with the initial grant.
     o Your Stock Options and Performance Stock Rights will be treated consistent with the 1998 Long-Term Incentive Plan and the terms and conditions of these grants. Stock options will continue to vest and may be exercised for 90 days after separation from the Company. Performance Stock Rights would continue to earn out for their respective performance periods and be treated consistent with the Plan.
     o Outstanding Restricted Stock Units are cancelled and replaced with a grant of Restricted Stock in the same number of shares as the RSUs. The grant will be made effective upon the date of approval by the Committee. Restrictions would lapse on April 30, 2004, consistent with the two-year term of the Agreement.

8. Both you and the Company agree that you will act as an independent contractor in the performance of the duties under this Agreement. Accordingly, you will be responsible for payment of all taxes, including national, state, provincial and local taxes, arising from activities in accordance with this contract.

9. During the term of this Agreement, upon request and as available, visitor office space will be provided at the Ford World Headquarters in Dearborn.

10.  You will be reimbursed for reasonable  business-related expenses and travel
     that  we  authorize  you  to  take,   consistent  with  Ford  policies  and
     procedures.

11. During the term of this Agreement, one new model Aston Martin or Range Rover vehicle will be provided for your use each year of the Agreement.

12. Notwithstanding the provisions above, nothing in this Agreement constrains the parties from discussing your re-employment with the Company during the term of this Agreement or after. If re-employment were to occur during the term of this Agreement, the Agreement would be terminated.

13. During the term of this Agreement, you will not recruit any employee from Ford Motor Company, or otherwise counsel any employee in Ford or its subsidiaries to leave the Company. In addition, you will not provide counsel or comments to any outside organization or individual regarding skills, competencies, position responsibilities, performance, recruiting, development, or succession planning regarding any employee in the Company. Breach of this provision shall be subject to the remedies described in paragraph 3.

14. During the term of this Agreement, you shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any individual or representative capacity intentionally solicit or encourage any present or future customer or supplier of the Company to terminate or otherwise alter its relationship with the Company in an adverse manner. Breach of this provision shall be subject to the remedies described in paragraph 3.

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                                      -4-

15. If any court of competent jurisdiction or arbitrator shall at any time deem the restrictive period or any other particular restrictive covenant in this Agreement too lengthy, or the scope of the geographic area of non compete too extensive, the other provisions of this Agreement shall nevertheless stand and the restrictive period shall be deemed to be the longest period permissible by law under the circumstances and the geographic restriction shall be deemed to comprise the largest territory permissible by law under the circumstances. The court or arbitrator in each case shall reduce the restriction period and the geographic area to permissible size and duration.

16. With the written concurrence of both parties, this Agreement can be renewed annually.

                     * * * * * * * * * * * * * * * * * * * *

If the foregoing is agreeable to you, please sign and return the enclosed copy of this letter. Upon our receipt, this letter will constitute an agreement between you and the Company, and it will be governed and construed in accordance with the laws of the State of Michigan, excluding its choice of laws provisions. Specifically, it is intended that the restrictive covenants in this Agreement be construed under the laws of the State of Michigan and not any foreign jurisdiction. Any disputes arising out of this Agreement shall be resolved through binding arbitration under the rules of the American Arbitration Association. The venue for any such dispute shall be Wayne County, Michigan.

                                                Ford Motor Company



                                                By:/s/Joe W. Laymon
                                                   ----------------------------
AGREED:


/s/Wolfgang Reitzle
--------------------------------
    Dr. Wolfgang Reitzle

        16 04 02
--------------------------------
           Date